Exhibit 2.4
[Pinnacle Letterhead]

September 4, 2013

GNLC Holdings, Inc.
c/o Landry’s Inc.
1510 West Loop South
Houston, Texas 77027
Attention: General Counsel

Re:    Amendment to Membership Interests Purchase Agreement

Reference is hereby made to that certain Membership Interests Purchase Agreement (the “Agreement”) dated as of July 24, 2013, by and among GNLC Holdings, Inc., Pinnacle Entertainment, Inc., Ameristar Casino Lake Charles, LLC, and Ameristar Lake Charles Holdings, LLC. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement.

1.    Amendment to Section 6.4(b). Notwithstanding any provision of Section 6.4(b) of the Agreement to the contrary, the parties hereby agree that Buyer shall not be obligated to disclose to Parent any information regarding any communications Buyer may have with the FTC or its staff in connection with the FTC’s evaluation of the Agreement or the transactions contemplated thereby.

2.    Amendment to Section 11.6. The first sentence of Section 11.6 of the Agreement is amended and restated in its entirety to read as follows: “This Agreement may not be modified or amended except by an instrument or instruments in writing signed by Parent, the Company (prior to consummation of the Closing), Buyer and the Member.”

3.    Amended and Restated Schedule 6.11(b). Schedule 6.11(b) (Certain Specified Employees) attached to the Agreement shall be replaced in its entirety by the amended and restated Schedule 6.11(b) attached hereto.

4.    No Other Modification. The parties acknowledge and agree that the Agreement is being amended only as stated herein and, except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms and conditions.

5.    Miscellaneous. The provisions of Article XI of the Agreement are incorporated herein by this reference and shall apply to this letter agreement as if set forth in full herein.

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Please evidence your agreement to the foregoing terms by delivering an executed copy of this letter agreement to us. Thank you.

PINNACLE ENTERTAINMENT, INC.

By: /s/ Carlos A. Ruisanchez
Name:     Carlos A. Ruisanchez
Title:     President and
Chief Financial Officer

AMERISTAR LAKE CHARLES HOLDINGS, LLC

By: /s/ Carlos A. Ruisanchez
Name:     Carlos A. Ruisanchez
Title:     Sole Manager

AMERISTAR CASINO LAKE CHARLES, LLC

By:    Ameristar Lake Charles Holdings, LLC,
its sole member

By: /s/ Carlos A. Ruisanchez
Name:     Carlos A. Ruisanchez
Title:     Sole Manager

Accepted and agreed as of the date first written above:

GNLC HOLDINGS, INC.

By:     /s/ Steven L. Scheinthal
Name:    Steven L. Scheinthal
Title:    V.P.

Schedule 6.11(b)    Certain Specified Employees.

The eighteen-month period specified in Section 6.11(b) of the Agreement shall be twenty-four (24) months for the following persons:

James Montgomery

Elizabeth McLaughlin

Christopher Goodloe

Mark Schlang